Exhibit 10.24

EMPLOYMENT AGREEMENT

Duly executed at the Company's offices, on December 5, 2013

BY AND BETWEEN

Payoneer Research and Development Ltd.

Of 3, Shimson St., Petach Tikva ZIP Code 49002 (the "Company")

AND

Keren Levy

Israeli I.D. No. ***

Address:

(the "Employee")

of the first part;

of the second part;

WHEREAS the Employee is employed by the company as of June 16, 2009 in the position of Chief Operating Officer, according to the terms and conditions set forth herein below which reflect the terms of employment to the day of this agreement and from now on; and the Employee wishes to continue working for the Company in the capacity and according to the terms set in this agreement;

WHEREAS the Employee represents that he has the required skills, qualifications, experience and knowledge to perform the duties and obligations underlying said position; and

WHEREAS the parties desire to state the terms and conditions of the Employee's engagement by the Company as set forth in this agreement and its appendices, which reflect the terms of employment to the day of this agreement and from now on, (collectively, the "Agreement");

Now therefore in consideration of the mutual promises and agreements, the parties hereto agree, declare and stipulate as follows:

1.	Interpretations

The preamble and any appendices attached hereto shall constitute an integral part hereof.

2.	Engagement
2.1The Employee is employed by the company as of June 16, 2009 in the position of Chief Operating Officer (the "Position") and in such capacity to use his best endeavors to further the prosperity, reputation and business interests of the Company and its affiliates and serve the Company faithfully, to the best of his ability.
2.2	The Primary role of the position is : Chief Operating Officer.

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2.3The Employee shall be employed on a full time basis as it was prior to signing this Agreement and as customary in the Company for employees of such position and status ("Scope of Employment").
2.4The Employee shall have such responsibilities and authority as may from time to time be assigned to him by the Company. The Employee will at all times comply with the Company's policy and directions and/or the person/s which shall be nominated by the Company for such purposes (the "Superior").
2.5The direct Superior of the Employee is Chief Executive Officer of the company's parent company, Payoneer Inc - Scott Galit.
2.6	The Employee undertakes to devote his time, attention, skill, and efforts as required to the performance of his duties in the Company according to this Agreement. The Employee undertakes not to engage, directly or indirectly, whether as an employee, consultant or otherwise, in any work, engagement or other commercial/professional activity, whether or not for compensation, during the term of this Agreement (including after work hours or during vacation times), without the prior written consent of the Company.
2.7The Company and the Employee are required to report Employee's actual hours of work on a daily basis, by recording the work hours manually each day and the Employee shall cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company's policies and instructions.
2.8The Employee acknowledges and confirms that the Monthly Salary (as defined in Appendix A attached to this Agreement) includes special consideration for the requirement to work overtime hours, as it was prior to signing this agreement, and as was anticipated by the parties and as provided in Appendix A.
2.9The Employee represents and warrants that: (i) the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any previous confidentiality or non competition agreement, and do not require the consent of any person or entity; and (ii) he shall not utilize, during his Term of Employment (as defined below) hereunder, any proprietary or confidential information of any of his previous employers.
2.10The Employee declares and undertakes that he shall not receive any payment and/or other benefit from any third party, directly or indirectly, in connection with his employment hereunder and/or during the Term of Employment (as defined below).
2.11This Agreement is a personal and particular agreement setting forth exclusively the employer-employee relations between the Company and the Employee and the provisions of any collective bargaining agreement which apply and/or which may apply, now or in the future to employees in the profession and/or occupation identical or similar to that of the Employee do not apply and shall not apply to the employment of the Employee hereunder.
3.	Term, Termination and Effect of Termination
3.1The Employee is employed by the Company in the Position for an unlimited period of employment which may be terminated by the Company or by the Employee upon the earlier of following events (hereinafter called the "Term of

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Employment"): (a) for whatever reason or for no reason according to Prior Notice for Dismisal and Resignation Law, 5761-2001 ; (b) immediately, without any prior notice if the Agreement is terminated for Cause (as defined below).

For the purpose of this Agreement, "Cause" shall exist in case of (a) the Employee's conviction of, or plea of "guilty" or a felony or any crime involving moral turpitude, (b) the Employee's willful misconduct with regard to the business, assets or employees of the Company, (c) the Employee being charged of theft, embezzlement, dishonesty or fraud with regard to the Company, (d) any other material breach by the Employee of this Agreement which, if curable, remains uncured for seven (7) days after written notice thereof is given to the Employee, and/or (e) any material breach of his duties under Appendix B hereof, which are not curable to the Company.

3.2	During the Notice Period given by either party as set forth above, as applicable:

(i) the Employee shall be employed by the Company and continue performing his duties and obligations hereunder, unless otherwise requested by the Company, in its sole discretion; and (ii) the Company shall continue to pay the Employee's salary and other benefits during such Notice Period (except in circumstances of immediate termination or termination of employment for Cause or in case the Company decides to wave the Notice Period).

3.3	The Employee shall have no right for a lien on any of the Company's assets, equipment or any other material and including information or Proprietary Information as defined in Appendix B attached to this Agreement (hereinafter the "Company's Equipment") in its possession. The Employee shall return to the Company all of the Company's Equipment in his possession no later than the day of termination of the Notice Period.
3.4	Upon termination of this Agreement, for any reason, the Employee shall take all steps satisfactory to the Company, in order to ensure the orderly transition of all matters handled by him during the course of his employment, to any person designated by Company, unless otherwise instructed by Company.
4.	Company's Inspection
4.1The Employee acknowledges and agrees that the Company is entitled to conduct inspections within the Company's offices and on the Company's Equipment, including computers, inspections of electronic mail transmissions, internet usage and inspections of their content. For the avoidance of any doubt, it is hereby clarified that all examination's findings shall be the Company's sole property.
4.2The Employee acknowledges and agrees that any messages and data sent from, received by, or stored in or upon the Company's computers and communications systems are the sole property of the Company, regardless of the form and/or content of these messages and data.
4.3The Employee acknowledges and agrees that the Company and its affiliates, and its/their employees, to utilize and process the Employee's personal information, including data collected by the Company for purposes related to the Employee's employment. This may include transfer of the Employee's personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to the Employee's Employment only, such as management teams and human resource personnel.

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5.	Consideration

In consideration for the services provided by the Employee to the Company, the Employee shall be entitled to compensation and other benefits as detailed in Appendix A attached hereto, constituting an integral part hereof.

6.	Confidentiality, Unfair Competition and Intellectual Property Assignment

Simultaneously with the signing of this Agreement the Employee shall sign the Non Disclosure, Unfair Competition and Ownership of Inventions undertaking in favor of the Company and its affiliates, attached hereto as Appendix B, constituting an integral part hereof.

7.	Governing Law

This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in Tel Aviv-Jaffa and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

8.	Notices

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or upon e-mail or transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, if sent via fax, or 3 business days after dispatch by registered or certified mail, postage prepaid and addressed to the party to be notified at the addresses set forth in the preamble to this Agreement.

9.	Waiver of Breach

The failure or waiver of any party to execute, in any respect, any right provided for by this Agreement shall not be deemed a waiver of any further or future right hereunder.

10.	Assignment

The Employee acknowledges that the services rendered by him hereunder are unique and personal. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall be passed on to, and shall be binding upon, the successors or assigns of the Company. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company whether by operation of law or otherwise.

11.	Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.	Illegality

If any term of this Agreement is held to be illegal or contrary to public policy or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement.

13.	Entire Agreement

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13.1This Agreement and all its Appendices attached hereto constitute the entire agreement between the parties hereto and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof. Any amendment to this Agreement must be agreed to in writing by both parties.
13.2This Agreement and all its Appendices attached hereto comprise the entire details and information that an employer is require to provide the employee according to the Employee Notification Law (Employment Terms) 5762-2002, and the parties agree that this Agreement and all Appendices hereto shall be regarded as an announcement to the Employee according to applicable law.
13.3This Agreement replaces and supersedes all prior agreements including, but not limited to, any previously signed agreements.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Commencement Date.

Finance Controller

/s/ Eli Zoaretz

The Company

Payoneer Research & Development Ltd.

Company number 513742130

Chief Operating Officer

/s/ Keren Levy

Employee

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APPENDIX A

1.	General

This Appendix constitutes an integral part of the Employment Agreement dated December 5, 2013 by and among the Company and Employee (hereinafter: the "Agreement"), and wherever reference is made to this Agreement, the meaning is the Agreement and its Appendices.

2.In consideration for his employment and subject to the performance of the services required to be performed hereunder by the Employee, the Company shall pay to the Employee a Monthly Salary (as defined below) and additional benefits as detailed herein as was up to this date.
3.	The Monthly Salary (as defined below), shall be defined and paid in NIS.
4.	The Company shall pay the employee a monthly gross compensation composed of (a) A basic wage of 33,700 (thirty three thousand seven hundred) New Israeli Shekels (b) Additional overtime global amount of 8,420 (eight thousand four hundred and twenty) New Israeli Shekels according to the number of hours that the parties viewed (hereinafter: the "Monthly Salary"). The Monthly Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time.
5.	The employee's role is a role that requires a special degree of trust and that cannot be controlled as defined in the Hours of Work and Rest Law, 1951 and therefore this Law shall not apply to the employee.
6.	The Employee will report the Company the actual hours of work, as detailed in Section 2.7 of the Agreement.
7.	From the Monthly Salary, the following shall be deducted - income tax, social security, health payments and any other tax and/or loan and/or another payment which may be due from time to time on a payment paid by the Company to the Employee, and which should be deducted from the payment due to the Employee according to the law and/or the relevant regulations.
8.	An amount equal to 10% of the Monthly Salary shall be considered as a special compensation for the obligations not to compete with the Company, as set forth in Appendix B below.

Additional Benefits

9.	Pension Insurance, Study Fund, Severance pay and benefits
a.	Pension Insurance
(1)The Company will pay as a premium for a Pension Insurance Policy (the "Pension Insurance") for the Employee in one of the following optional routes:
i.Manager's Insurance - The Company will pay as a premium for a manager's insurance policy for the Employee an amount equal to a total of 13 and 1/3% of the Monthly Salary as follows: (i) 8 and 1/3% of the Monthly Salary as severance pay; (ii) 5% of the Monthly Salary for pension benefits; and (iii) up to 2.5 % of the Monthly Salary for a long term disability insurance and life insurance.

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Or Pension Fund - The Company will pay as a premium for a Pension_Fund for the Employee an amount equal to a total of 14 and 1/3% of the Monthly Salary as follows: (i) 8 and 1/3% of the Monthly Salary as severance pay; (ii) 6% of the Monthly Salary for pension benefits;

(2)	In addition, the Employee hereby instructs the Company to deduct 5% of the Employee's Monthly Salary each month and apply such deduction towards the Employee's contributions to the above manager insurance Policy or Pension Fund.

(3 It is hereby agreed by the parties that as of the signing of this agreement and in accordance with the General Permit promulgated by the Labor Minister on June 30, 1999 (the "Permit") pursuant to Article 14 of the Severance Payments Law, 5723-1963 (the "Severance Payment Law"), a copy of which is attached hereto as Appendix C, the Employee hereby acknowledges that the amounts contributed by the Company for severance compensation under the Employee's Pension Insurance, shall be deemed to be made instead of the severance payments to which the Employee may be entitled in respect of the Monthly Salary, under the provisions of the Severance Payment Law, and shall constitute a full and complete payment thereof

(4) In case of termination of employment in circumstances entitling the employee severance payments the employment period will be divided into two periods: (1) The employee shall be entitled to the total of the severance payments to which s/he would have been entitled until the day of signing this agreement and (2) after signing this agreement Article 14 will apply.

Upon termination of Employee's employment in the Company, including, inter alia, in the event of Employee's resignation, except in the event of termination for Cause, the Company shall release the said policies and transfer them on the name of the Employee.

Study Fund

The Company shall contribute an additional 7.5% of the Monthly Salary (but in any event, up to and subject to the maximum amount allowable under the Income Tax Ordinance 1961 ("Income Tax Ordinance") and any applicable regulations without causing any tax liability) towards a study fund ("Keren Hishtalmut") (the "Study Fund"). The Employee shall contribute an additional 2.5% of the Monthly Salary (but in any event, not more than the maximum amount allowable under the tax regulations without causing any tax liability) towards such a fund (the sums contributed by the Employee shall be deducted directly from his Monthly Salary by the Company). Without derogating from the above, in the event that the Employee shall accrue an aggregate total amount in the Study Fund exceeding the maximum total amount prescribed by the Income Tax Ordinance, such extra amount shall be deemed as revenue income and the Employee shall pay any applicable tax in respect thereto.

The aforementioned Study Fund was commenced as of June 16, 2009.

10.	Vacation and Sick Leave.
a.	The Employee is entitled to receive paid sick leave according to applicable law.
b.Subject to the provisions of the Annual Vacation Law-1951 (the "Vacation Law"), the Employee shall be entitled to 24 vacation days (the "Vacation Days"), with respect to each twelve (12) months' period of continuous employment with

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the Company. Official state holidays in Israel shall not be considered as a vacation days.

c.The dates of the Employee's vacation shall be determined by the Company, in its discretion, taking into account the Company's needs, and to the extent possible, taking into consideration the Employee's request. For removal of all doubt, the aforementioned in this subsection c shall apply also to the Notice Period.
d.The Employee shall be entitled to carry forward only unused Vacation Days with respect to 2 years of continuous employment with the Company, and shall not be entitled to carry forward or to redeem any unused vacation days in excess thereof.
11.	Recreation Payments

The Employee shall be entitled to Recreation Payments (Dmey Havra'a) according to applicable law and provisions of expansion orders.

12.	Vehicle.

The company will assign you with a car, subject to the terms and conditions mentioned in the car appendix.

13.	Cellular Phone

Employee shall be entitled to a Company cell phone. The Employee shall not be entitled to any gross up of the taxes associated with the cell phone benefits. The Employee shall not have any lien right in the cell phone or in any document relating thereto.

14.	Laptop Computer

Employee shall be entitled to a Company laptop computer ("Laptop"). The Company shall bear all expenses relating to the Employee's use and maintenance of the Laptop attributed to the Employee under this section. The Employee shall not have any lien right in the Laptop or in any document relating thereto.

15.	Taxes

The Company shall be entitled to withhold and/or charge the Employee with all taxes and other compulsory payments, as required under law, in respect of, or resulting from, any compensation paid to or received by the Employee and in respect of all the benefits that the Employee is or may be entitled to.

Finance Controller

/s/ Eli Zoaretz

The Company

Payoneer Research & Development Ltd.

Company number 513742130

Chief Operating Officer

/s/ Keren Levy

Employee

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APPENDIX B

[Omitted]

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APPENDIX C

[Omitted]